October 23, 2003


Centrex Inc.
9202 South Toledo Ave.
Tulsa, OK 74117


Ladies and Gentlemen:

         You have requested my opinion with respect to certain matters in connection with the filing by Centrex Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (1) up to 29,808,994 shares of the Company's common stock, $0.001 par value, under various subscription agreements;
(2) up to 33,722,210 shares of the Company's common stock, $0.001 par value, pursuant to the exercise of warrants under various subscription agreements; and
(3) up to 9,556,600 shares of common stock pursuant to various option, warrant, consulting and subscription agreements.

         In connection with this opinion I have examined the Registration Statement and related Prospectus, the Company's Article of Incorporation and By-Laws, and such other documents, records, certificates, memoranda and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when issued in accordance with the Consulting Agreements, Subscription Agreements and Option Agreements will be validly issued, fully paid and nonassessable.

         I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.


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         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Very Truly Yours,


/s/ RONALD C. KAUFMAN


Ronald C. Kaufman
Kaufman & Associates, PLLC